Exhibit 23.13

CONSENT OF KEVIN FRANCIS

I, Kevin Francis, in connection with U.S. Gold Corp.’s Registration Statement on Form S-3 dated August 21, 2026 (the “Form S-3”), consent to:

●	the incorporation by reference of the technical report summary titled “S-K 1300 Technical Report Summary Feasibility Study for the CK Gold Project, Wyoming, USA” (the “Technical Report Summary”), with an effective date of March 30, 2026 and an issue date of May 7, 2026, as an exhibit to and referenced in the Form S-3 or any amendment or supplement thereto;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-3 or any amendment or supplement thereto and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3 or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 1: Executive Summary
●	Section 3: Property Description
●	Section 4: Accessibility, Climate, Physiography, Local Resources and Infrastructure
●	Section 5: History
●	Section 6: Geological Setting, Mineralization and Deposit
●	Section 7: Exploration
●	Section 8: Sample Preparation, Analyses and Security
●	Section 17: Environmental Studies
●	Section 20: Adjacent Properties
●	Section 23.2.5: Concentrate Off-Take Agreements
●	Section 25: Reliance on Information Provided by Registrant

/s/ Kevin Francis
Kevin Francis, SME Registered Member

Date: August 21, 2026